Exhibit 10.1
Third Amendment to
Lantheus Holdings, Inc.
2015 Equity Incentive Plan
This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is effective as of February 20, 2019.
WHEREAS, pursuant to Section 16.2 of the Plan, the Board desires to amend the Plan as set forth below;
NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2.	Amendments.

(a)	Restrictions on Dividend Payments and Other Distributions. A new Section 3.4 of the Plan is hereby inserted, as follows:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, if any rights to dividends or other distributions (including through the grant of dividend equivalent rights) are provided for with respect to an Award, any such dividends or distributions will only be paid or distributed if and when the vesting restrictions of that Award lapse. Any such dividends or other distributions will accumulate without interest until the date upon which the underlying or associated Award becomes vested, and, in any case, any dividend or other distributions accrued with respect to Awards that are forfeited will automatically be forfeited and inure to the benefit of the Company without further consideration or any act or action by the Participant.

(b)	Minimum Vesting/Acceleration Restrictions. A new Section 3.5 of the Plan is hereby inserted, as follows:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, no portion of any Award will vest prior to the first anniversary of the Date of Grant of that Award; provided, that (i) if so provided in an applicable Award Agreement, vesting may accelerate in connection with death, Disability or a Change in Control (or termination of employment occurring in connection with a Change in Control) and (ii) in addition to any amounts that become accelerated under the preceding clause (i), up to five percent (5%) of the Shares authorized for grant pursuant to Section 4.1, as amended from time to time, may be granted without regard to any limitation provided in this Section 3.5.

(c)
Deletion of Provisions Related to Former Sponsor That Are No Longer Applicable. The definition of the term “Avista Entity” in Section 2 of the Plan is hereby deleted in its entirety and Section 12.2(a) of the Plan is hereby amended and restated in its entirety, as follows:

Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including without limitation, a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

3.
Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *